SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 14, 2008

Intellect Neurosciences, Inc.
(Exact Name Of Registrant As Specified In Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

333-128226	20-2777006
(Commission File Number)	(I.R.S. Employer Identification No.)

7 West 18th Street, New York, NY	10011
(Address of Principal Executive Offices)	(Zip Code)

(212) 448-9300
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

License Agreement

On May 14, 2008, INTELLECT NEUROSCIENCES, INC. (OTCBB: ILNS) (“Intellect”) entered into a License Agreement (the “Agreement”) by and among Intellect and AHP MANUFACTURING BV, acting through its Wyeth Medica Ireland Branch, (“Wyeth”) and ELAN PHARMA INTERNATIONAL LIMITED (“Elan”) to provide Wyeth and Elan (the “Licensees”) with certain license rights under certain of Intellect’s patents and patent applications (the “Licensed Patents”) relating to certain antibodies that may serve as potential therapeutic products for the treatment for Alzheimer’s Disease (the “Licensed Products”) and for the research, development, manufacture and commercialization of Licensed Products.

Pursuant to the Agreement, Intellect grants the Licensees (i) a co-exclusive license (co-exclusive as to each Licensee) under the Licensed Patents to research, develop, manufacture and commercialize Licensed Products comprising any polypeptide sharing substantial similarity with bapineuzumab and any other polypeptide comprising sequences substantially identical to the complementarity determining region of the 3D6 immunoglobin (a) light chain variable region and/or (b) the heavy chain variable region (“Bapineuzumab Products”) in the Field in the Territory (as such terms are defined in the Agreement) and (ii) a non-exclusive license under the Licensed Patents to research, develop, manufacture and commercialize Licensed Products (other than Bapineuzumab Products) in the Field in the Territory.

In consideration of the licenses, the Licensees collectively have agreed to pay Intellect one million dollars ($1,000,000) within thirty (30) days after the effective date of the Agreement. In addition, upon the grant of a Licensed Patent with at least one Valid Claim (as defined in the Agreement) that covers (a) the pharmaceutical composition of bapineuzumab, (b) the method of manufacture for bapineuzumab or (c) the use of bapineuzumab for the treatment of AD or Mild Cognitive Impairment (as such terms are defined in the Agreement), Intellect will receive additional milestone payments from the Licensees, specifically, a payment of two million dollars ($2,000,000) within thirty (30) days of such a grant in the United States and a payment of one million dollars ($1,000,000) within thirty (30) days of such a grant by the European Patent Office.

The Agreement also provides that Intellect will be eligible to receive certain milestone and royalty payments from the Licensees in connection with sales of Licensed Products. The term during which such royalties would be payable is determined based on a country-by-country and Licensed Product-by-Licensed Product basis, for the period beginning upon the First Commercial Sale of a Licensed Product in a country and ending on the first date that such Licensed Product ceases to be covered by a Valid Claim issued in such country (as such terms are defined in the Agreement).

Item 8.01. Other Events.

On May 19, 2008, Intellect issued a press release in connection with the Agreement described in Item 1.01 above, announcing that it had entered into a License Agreement with the Licensees and that the License Agreement provides for certain license rights under certain of Intellect’s patents and patent applications relating to the Licensed Products and for the research, development, manufacture and commercialization of the Licensed Products. The foregoing description of the License Agreement does not purport to be complete and is qualified in its entirety by reference to Item 1.01. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein in its entirety by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibit.

The following exhibit is furnished as part of this Report on Form 8-K:

Exhibit	Description

99.1	Press release dated May 19, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

INTELLECT NEUROSCIENCES, INC.

Date: May 19, 2008	By:	/s/ Elliot Maza
Name: Elliot Maza
Title: President and CFO